Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS THIRD QUARTER 2019 RESULTS

•	Third quarter net income was $4.55 per share, including net negative adjustment items of $0.32 per share. Adjusted net income was $4.87* per share.

•	Operating revenue increased $3.5 billion, or 15.1 percent, over the prior year quarter to $26.4 billion.

•	Medical enrollment was 41.0 million members, an increase of 1.1 million members over the prior year quarter, driven by growth in the fully insured businesses.

•	The Company now expects full year net income to be greater than $18.45 per share. Full year adjusted net income is now expected to be greater than $19.40* per share.

•	Fourth quarter 2019 dividend of $0.80 per share declared to shareholders.

Indianapolis, Ind. – October 23, 2019 – Anthem, Inc. (NYSE: ANTM) today announced third quarter financial results driven by strong revenue growth and improved operational execution.

“Anthem’s third quarter results showed continued membership growth – together with strong operating revenue growth – giving us great momentum as we head into 2020,” said Gail K. Boudreaux, President and CEO.

“I am pleased with our success to date as we remain committed to delivering a simpler, more affordable and more personalized healthcare experience for those we serve.”

*	Refer to the GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 41.0 million members at September 30, 2019, an increase of 1.1 million, or 2.7 percent, from September 30, 2018. Total fully insured enrollment grew by 968 thousand lives, or 6.6 percent, and self-funded enrollment grew by 115 thousand lives, or 0.5 percent. Government Business enrollment increased by 864 thousand lives as the Company experienced growth in Medicaid and Medicare. Commercial & Specialty Business enrollment increased by 219 thousand lives driven by growth in the National and Individual businesses, partially offset by a decline in Local Group enrollment.

Medical enrollment increased sequentially by 132 thousand lives during the third quarter of 2019, reflecting growth in Medicaid and Medicare, partially offset by declines in Commercial & Specialty Business enrollment.

Operating Revenue: Operating revenue was $26.4 billion in the third quarter of 2019, an increase of $3.5 billion, or 15.1 percent, versus the prior year quarter. The increase in operating revenue reflected membership growth across our businesses, premium rate increases to cover overall cost trends, and growth in our value-added services, including our pharmacy and integrated health offerings. The increase was partially offset by the one year waiver of the health insurance tax in 2019.

Benefit Expense Ratio: The benefit expense ratio was 87.2 percent in the third quarter of 2019, an increase of 240 basis points from 84.8 percent in the prior year quarter. The increase, as expected, was primarily driven by the one year waiver of the health insurance tax in 2019.

Medical claims reserves established at December 31, 2018 developed in line with the Company’s expectation during the first nine months of 2019.

Medical Cost Trend: For the full year 2019, the Company continues to expect underlying Local Group medical cost trend will be in the range of 6.0% +/- 50 basis points.

Days in Claims Payable: Days in Claims Payable was 39.8 days as of September 30, 2019, an increase of 0.7 days from 39.1 days as of June 30, 2019.

SG&A Expense Ratio: The SG&A expense ratio was 12.9 percent in the third quarter of 2019, a decrease of 250 basis points from 15.4 percent in the third quarter of 2018. The decrease, as expected, was primarily driven by growth in operating revenue and the one year waiver of the health insurance tax in 2019.

Operating Cash Flow: Operating cash flow in the third quarter of 2019 was $1.7 billion, or 1.4 times net income, and an increase of $1.1 billion compared to the third quarter of 2018. Operating cash flow was $4.7 billion, or 1.2 times net income for the nine months ending September 30, 2019.

Share Repurchase Program: During the third quarter of 2019, the Company repurchased 2.4 million shares of its common stock for $644 million, or a weighted average price of $266.52. As of September 30, 2019, the Company had approximately $4.1 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2019, the Company paid a quarterly dividend of $0.80 per share, representing a distribution of cash totaling $204 million.

On October 22, 2019, the Audit Committee declared a fourth quarter 2019 dividend to shareholders of $0.80 per share. On an annualized basis, this equates to a dividend of $3.20 per share. The fourth quarter dividend is payable on December 20, 2019 to shareholders of record at the close of business on December 5, 2019.

Investment Portfolio & Capital Position: During the third quarter of 2019, the Company recorded net realized gains of $1 million and other-than-temporary impairment losses totaling $13 million. During the third quarter of 2018, the Company recorded net realized gains of $27 million and other-than-temporary impairment losses totaling $6 million.

As of September 30, 2019, the Company’s net unrealized gain position in the investment portfolio was $711 million, consisting of fixed maturity securities. As of September 30, 2019 cash and investments at the parent company totaled approximately $3.0 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); and Other (comprised of IngenioRx, the Diversified Business Group, and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30				Nine Months Ended September 30
	2019	2018	Change		2019	2018	Change
Operating Revenue
Commercial & Specialty Business	$9,284	$8,933	3.9%		$28,093	$26,939	4.3%
Government Business	15,955	13,979	14.1%		46,419	40,951	13.4%
Other	2,508	398	530.2%		3,850	1,108	247.5%
Eliminations	(1,303)	(330)	NM	[2]	(2,353)	(961)	NM	[2]

Total Operating Revenue[1]	$26,444	$22,980	15.1%		$76,009	$68,037	11.7%
Operating Gain / (Loss)
Commercial & Specialty Business	$930	$834	11.5%		$3,511	$3,284	6.9%
Government Business	616	456	35.1%		1,471	1,477	(0.4)%
Other	(18)	(41)	NM	[2]	(81)	(85)	NM	[2]

Total Operating Gain[1]	$1,528	$1,249	22.3%		$4,901	$4,676	4.8%
Operating Margin
Commercial & Specialty Business	10.0%	9.3%	70	bp	12.5%	12.2%	30	bp
Government Business	3.9%	3.3%	60	bp	3.2%	3.6%	(40	) bp
Total Operating Margin[1]	5.8%	5.4%	40	bp	6.4%	6.9%	(50	) bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $930 million in the third quarter of 2019, an increase of $96 million, or 11.5 percent, from $834 million in the third quarter of 2018. The increase is primarily driven by greater penetration of value-added services, including our pharmacy and integrated health offerings, partially offset by unfavorable reserve development.

Government Business: Operating gain in the Government Business segment was $616 million in the third quarter of 2019, an increase of $160 million, or 35.1 percent, from $456 million in the third quarter of 2018. The increase is driven by improved medical cost performance in Medicaid partially offset by the one year waiver of the health insurance tax.

Other: The Company reported an operating loss of $18 million in the Other segment for the third quarter of 2019, compared with an operating loss of $41 million in the prior year quarter.

OUTLOOK

Full Year 2019:

•

GAAP net income is now expected to be greater than $18.45 per share, including approximately $0.95 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be greater than $19.40*.

•

Medical membership is now expected to be approximately 41.0 million. Fully-insured membership is now expected to be approximately 15.6 million and self-funded membership now is expected to be approximately 25.4 million.

•	Operating revenue is now expected to be approximately $103.0 billion, including premium revenue of $94.0 billion - $95.0 billion.

•	Benefit expense ratio is now expected to be in the range of 86.5% - 86.8%.

•	SG&A ratio is now expected to be in the range of 13.0% - 13.3%.

•	Operating cash flow is now expected to be greater than $5.5 billion.

•	Share count is now expected to be approximately 260 - 261 million.

*	Refer to the GAAP reconciliation tables on page 14.

Basis of Presentation

1.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s third quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

877-260-8898 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0530 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 432048. The replay will be available from 11:00 a.m. EDT today, until the end of the day on November 6, 2019. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg	Jill Becher, 414-234-1573
Chris.Rigg@anthem.com	Jill.Becher@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 77 million people, including over 40 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	September 30, 2019	September 30, 2018	December 31, 2018	September 30, 2018	December 31, 2018
Customer Type
Local Group	15,659	15,688	15,733	(0.2)%	(0.5)%
Individual	711	692	655	2.7%	8.5%
National:
National Accounts	7,666	7,610	7,588	0.7%	1.0%
BlueCard®	5,967	5,794	5,838	3.0%	2.2%

Total National	13,633	13,404	13,426	1.7%	1.5%
Medicare:
Medicare Advantage	1,203	992	1,006	21.3%	19.6%
Medicare Supplement	893	837	846	6.7%	5.6%

Total Medicare	2,096	1,829	1,852	14.6%	13.2%
Medicaid	7,293	6,731	6,716	8.3%	8.6%
Federal Health Products & Services	1,592	1,557	1,556	2.2%	2.3%

Total Medical Membership	40,984	39,901	39,938	2.7%	2.6%

Funding Arrangement
Self-Funded	25,368	25,253	25,287	0.5%	0.3%
Fully-Insured	15,616	14,648	14,651	6.6%	6.6%

Total Medical Membership	40,984	39,901	39,938	2.7%	2.6%

Reportable Segment
Commercial & Specialty Business	30,003	29,784	29,814	0.7%	0.6%
Government Business	10,981	10,117	10,124	8.5%	8.5%

Total Medical Membership	40,984	39,901	39,938	2.7%	2.6%

Other Membership
Life and Disability Members	4,970	4,701	4,795	5.7%	3.6%
Dental Members	5,942	5,804	5,807	2.4%	2.3%
Dental Administration Members	5,526	5,367	5,327	3.0%	3.7%
Vision Members	7,232	6,906	6,946	4.7%	4.1%
Medicare Part D Standalone Members	285	312	309	(8.7)%	(7.8)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2019	2018	Change
Revenues
Premiums	$23,793	$21,451	10.9%
Administrative fees and other revenue	2,651	1,529	73.4%

Total operating revenue	26,444	22,980	15.1%
Net investment income	242	250	(3.2)%
Net realized gains on financial instruments	1	27	(96.3)%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(14)	(8)	NM
Portion of other-than-temporary impairment losses recognized in other comprehensive income	1	2	(50.0)%

Other-than-temporary impairment losses recognized in income	(13)	(6)	NM

Total revenues	26,674	23,251	14.7%
Expenses
Benefit expense	20,753	18,185	14.1%
Cost of products sold	745	—	NM
Selling, general and administrative expense	3,418	3,546	(3.6)%
Interest expense	185	188	(1.6)%
Amortization of other intangible assets	84	91	(7.7)%
Gain on extinguishment of debt	—	(1)	NM

Total expenses	25,185	22,009	14.4%

Income before income tax expense	1,489	1,242	19.9%
Income tax expense	306	282	8.5%

Net income	$1,183	$960	23.2%

Net income per diluted share	$4.55	$3.62	25.7%

Diluted shares	260.0	265.4	(2.0)%
Benefit expense as a percentage of premiums	87.2%	84.8%	240	bp
Selling, general and administrative expense as a percentage of total operating revenue	12.9%	15.4%	(250	)bp
Income before income taxes as a percentage of total revenue	5.6%	5.3%	30	bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2019	2018	Change
Revenues
Premiums	$70,137	$63,602	10.3%
Administrative fees and other revenue	5,872	4,435	32.4%

Total operating revenue	76,009	68,037	11.7%
Net investment income	737	708	4.1%
Net realized gains on financial instruments	90	5	NM
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(36)	(20)	NM
Portion of other-than-temporary impairment losses recognized in other comprehensive income	6	2	NM

Other-than-temporary impairment losses recognized in income	(30)	(18)	NM

Total revenues	76,806	68,732	11.7%
Expenses
Benefit expense	60,403	52,959	14.1%
Cost of products sold	843	—	NM
Selling, general and administrative expense	9,862	10,402	(5.2)%
Interest expense	556	564	(1.4)%
Amortization of other intangible assets	256	265	(3.4)%
(Gain) loss on extinguishment of debt	(1)	17	NM

Total expenses	71,919	64,207	12.0%

Income before income tax expense	4,887	4,525	8.0%
Income tax expense	1,014	1,200	(15.5)%

Net income	$3,873	$3,325	16.5%

Net income per diluted share	$14.83	$12.58	17.9%

Diluted shares	261.1	264.3	(1.2)%
Benefit expense as a percentage of premiums	86.1%	83.3%	280	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.0%	15.3%	(230	)bp
Income before income taxes as a percentage of total revenue	6.4%	6.6%	(20	)bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

	September 30,	December 31,
(In millions)	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,190	$3,934
Fixed maturity securities, current	19,960	16,692
Equity securities, current	2,300	1,493
Other invested assets, current	10	21
Accrued investment income	168	162
Premium receivables	4,782	4,465
Self-funded receivables	2,555	2,278
Other receivables	2,870	2,558
Income taxes receivable	91	10
Securities lending collateral	465	604
Other current assets	2,113	2,104

Total current assets	39,504	34,321
Long-term investments:
Fixed maturity securities	518	487
Equity securities	29	33
Other invested assets	3,914	3,726
Property and equipment, net	2,921	2,735
Goodwill	20,500	20,504
Other intangible assets	8,756	9,007
Other noncurrent assets	1,667	758

Total assets	$77,809	$71,571

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$8,977	$7,454
Reserves for future policy benefits	77	75
Other policyholder liabilities	2,503	2,590

Total policy liabilities	11,557	10,119
Unearned income	948	902
Accounts payable and accrued expenses	4,445	4,959
Security trades pending payable	542	197
Securities lending payable	465	604
Short-term borrowings	710	1,145
Current portion of long-term debt	700	849
Other current liabilities	3,867	3,190

Total current liabilities	23,234	21,965
Long-term debt, less current portion	18,820	17,217
Reserves for future policy benefits, noncurrent	661	706
Deferred tax liabilities, net	2,140	1,960
Other noncurrent liabilities	1,622	1,182

Total liabilities	46,477	43,030

Shareholders’ equity
Common stock	3	3
Additional paid-in capital	9,524	9,536
Retained earnings	22,104	19,988
Accumulated other comprehensive loss	(299)	(986)

Total shareholders’ equity	31,332	28,541

Total liabilities and shareholders’ equity	$77,809	$71,571

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Nine Months Ended September 30
	2019	2018
Operating activities
Net income	$3,873	$3,325
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on financial instruments	(90)	(5)
Other-than-temporary impairment losses recognized in income	30	18
(Gain) loss on extinguishment of debt	(1)	17
Loss on disposal of assets	1	2
Deferred income taxes	(29)	141
Amortization, net of accretion	778	752
Depreciation expense	109	92
Share-based compensation	226	135
Changes in operating assets and liabilities:
Receivables, net	(880)	(823)
Other invested assets	(30)	(17)
Other assets	(280)	(734)
Policy liabilities	1,394	(556)
Unearned income	46	(42)
Accounts payable and accrued expenses	(931)	756
Other liabilities	675	190
Income taxes	(81)	273
Other, net	(76)	(160)

Net cash provided by operating activities	4,734	3,364
Investing activities
Purchases of fixed maturity securities	(7,616)	(6,790)
Proceeds from sales and maturities of fixed maturity securities	5,502	6,413
Purchases of equity securities	(9,408)	(812)
Proceeds from sales of equity securities	8,671	2,119
Purchases of other invested assets	(286)	(324)
Proceeds from sales of other invested assets	242	251
Changes in securities lending collateral	139	(286)
Purchases of subsidiaries, net of cash acquired	—	(1,732)
Net purchases of property and equipment	(726)	(888)
Other, net	(33)	17

Net cash used in investing activities	(3,515)	(2,032)
Financing activities
Net repayments of commercial paper borrowings	(197)	(54)
Net repayments of short-term borrowings	(435)	(5)
Net proceeds from (repayments of) long-term borrowings	1,550	(558)
Changes in securities lending payable	(139)	287
Changes in bank overdrafts	250	97
Proceeds from issuance of common stock under Equity Units stock purchase contracts	—	1,250
Repurchase and retirement of common stock	(1,396)	(1,192)
Change in collateral and settlements of debt-related derivatives	(34)	22
Cash dividends	(616)	(583)
Proceeds from issuance of common stock under employee stock plans	137	133
Taxes paid through withholding of common stock under employee stock plans	(82)	(77)

Net cash used in financing activities	(962)	(680)
Effect of foreign exchange rates on cash and cash equivalents	(1)	(1)

Change in cash and cash equivalents	256	651
Cash and cash equivalents at beginning of year	3,934	3,609

Cash and cash equivalents at end of period	$4,190	$4,260

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended
	September 30		Years Ended December 31
	2019	2018	2018	2017	2016
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$7,266	$7,814	$7,814	$7,656	$7,360
Ceded medical claims payable, beginning of period	(34)	(105)	(105)	(539)	(646)

Net medical claims payable, beginning of period	7,232	7,709	7,709	7,117	6,714

Business combinations and purchase adjustments	—	199	199	76	—
Net incurred medical claims:
Current year	58,157	51,396	69,581	70,377	64,868
Prior years redundancies(1)	(437)	(858)	(930)	(1,133)	(835)

Total net incurred medical claims	57,720	50,538	68,651	69,244	64,033

Net payments attributable to:
Current year medical claims	49,751	44,511	62,748	62,923	57,879
Prior years medical claims	6,466	6,504	6,579	5,805	5,751

Total net payments	56,217	51,015	69,327	68,728	63,630

Net medical claims payable, end of period	8,735	7,431	7,232	7,709	7,117
Ceded medical claims payable, end of period	35	37	34	105	539

Gross medical claims payable, end of period	$8,770	$7,468	$7,266	$7,814	$7,656

Current year medical claims paid as a percentage of current year net incurred medical claims	85.5%	86.6%	90.2%	89.4%	89.2%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	6.4%	12.5%	13.7%	18.9%	14.2%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.6%	1.2%	1.3%	1.8%	1.4%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be rounded differently to conform to current presentation.

	Three Months Ended			Nine Months Ended
	September 30			September 30
(In millions, except per share data)	2019	2018	Change	2019	2018	Change
Net income	$1,183	$960	23.2%	$3,873	$3,325	16.5%
Add / (Subtract):
Net realized (gains) losses on financial instruments	(1)	(27)		(90)	(5)
Amortization of other intangible assets	84	91		256	265
Other-than-temporary impairment losses recognized in income	13	6		30	18
(Gain) loss on extinguishment of debt	—	(1)		(1)	17
Transaction and integration related costs	3	—		8	9
Litigation expenses	9	—		44	—
Tax impact of non-GAAP adjustments	(24)	(18)		(61)	(73)

Net adjustment items	84	51		186	231

Adjusted net income	$1,267	$1,011	25.3%	$4,059	$3,556	14.1%

Net income per diluted share	$4.55	$3.62	25.7%	$14.83	$12.58	17.9%
Add / (Subtract):
Net realized (gains) losses on financial instruments	—	(0.10)		(0.34)	(0.02)
Amortization of other intangible assets	0.32	0.34		0.98	1.00
Other-than-temporary impairment losses recognized in income	0.05	0.02		0.11	0.07
(Gain) loss on extinguishment of debt	—	—		—	0.06
Transaction and integration related costs	0.01	—		0.03	0.03
Litigation expenses	0.03	—		0.17	—
Tax impact of non-GAAP adjustments	(0.09)	(0.07)		(0.23)	(0.28)
Rounding Impact	—	—		—	0.01

Net adjustment items	0.32	0.19		0.72	0.87

Adjusted net income per diluted share	$4.87	$3.81	27.8%	$15.55	$13.45	15.6%

Full Year 2019 Outlook
Net income per diluted share	Greater than $18.45
Add / (Subtract):
Net realized gains on financial instruments	(0.34)
Other-than-temporary impairment losses recognized in income	0.11
Transaction and integration related costs	0.03
Litigation expenses	0.17
Amortization of other intangible assets	Approximately $1.30
Tax impact of non-GAAP adjustments	Approximately ($0.32)

Net adjustment items	Approximately $0.95

Adjusted net income per diluted share	Greater than $19.40

	Three Months Ended			Nine Months Ended
	September 30			September 30
(In millions)	2019	2018	Change	2019	2018	Change
Reportable segments operating gain	$1,528	$1,249	22.3%	$4,901	$4,676	4.8%
Net investment income	242	250		737	708
Net realized gains (losses) on financial instruments	1	27		90	5
Other-than-temporary impairment losses recognized in income	(13)	(6)		(30)	(18)
Interest expense	(185)	(188)		(556)	(564)
Amortization of other intangible assets	(84)	(91)		(256)	(265)
Gain (loss) on extinguishment of debt	—	1		1	(17)

Income before income tax expense	$1,489	$1,242	19.9%	$4,887	$4,525	8.0%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively, the ACA, and the ultimate outcome of legal challenges to the ACA; trends in healthcare costs and utilization rates; our ability to contract with providers on cost-effective and competitive terms; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation, or Cigna, and us related to the merger agreement between the parties, including our claim for damages against Cigna, Cigna’s claim for payment of a termination fee and other damages against us, and the potential for such litigation to cause us to incur substantial costs, materially distract management and negatively impact our reputation and financial condition; non-compliance by any party with the pharmacy benefit management services agreements between us and each of Express Scripts, Inc., or Express Scripts, and CaremarkPCS Health, L.L.C., or CVS Health, as well as any agreements governing the transition of pharmacy benefit management services provided to us from Express Scripts to CVS Health, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including CMS; medical malpractice or professional liability claims or other risks related to healthcare services and pharmacy benefit management services provided by our subsidiaries; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; large-scale medical emergencies, such as future public health epidemics and catastrophes; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; changes in U.S. tax laws; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.